THE HARTFORD MUTUAL FUNDS II, INC.

CERTIFICATION OF CORRECTION

THE HARTFORD MUTUAL FUNDS II, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the “Corporation”) herby certifies to the State Department of Assessments and Taxation (“SDAT”) that:

FIRST:    The name of the applicable Maryland corporation is The Hartford Mutual Funds II, Inc.

SECOND:  The name of the document being corrected is the Articles Supplementary.

THIRD:     The Hartford Mutual Funds II, Inc. is the sole party to the Articles Supplementary.

FOURTH:    The Corporation filed the Articles Supplementary with SDAT on February 19, 2026, which SDAT accepted and recorded on February 20, 2026 (the “Articles”).

FIFTH:    The First Section of the Articles incorrectly stated the par value of the Corporation’s common stock as $.001.

SIXTH:   The First Section of the Articles is now deleted in its entirety and replaced with the following:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Section 2-208 of the Maryland General Corporation Law and the charter (the “Charter”) of the Corporation, the Board of Directors, by resolutions duly adopted at a meeting duly called and held, classified 100,000,000 authorized but unissued shares of common stock, par value $.0001 per share (“Common Stock”), without further classification or designation, as additional shares of the series and classes set forth below, having the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such classes of Common Stock as set forth in the Charter:

Fund	Share Class	Current Shares	Proposed Increase in Shares	Total Shares After Increase

Hartford Schroders International Stock Fund	SDR	100,000,000	100,000,000	200,000,000

SEVENTH:   The Second Section of the Articles incorrectly stated that, immediately after the Articles are accepted for record by SDAT, the total number of authorized shares of Common Stock is 162,550,000,000, of which 112,100,000 are shares of Common Stock without further classification or designation and 50,450,000,000 are shares of Common Stock classified and designated as reflected on Schedule A.

EIGHT:     The Second Section of the Articles is now deleted in its entirety and replaced with the following:

         The Second Section of the Articles incorrectly stated that, immediately after the Articles are accepted for record by SDAT, the total number of authorized shares of Common Stock is 162,550,000,000, of which 111,975,000,000 are shares of Common Stock without further classification or designation and 50,575,000,000 are shares of Common Stock classified and designated as reflected on Schedule A.

NINETH:   The undersigned Secretary and Vice President of the Corporation acknowledges this CERTIFICATE OF CORRECTION to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Secretary and Vice President acknowledges that, to the best of his knowledge, information, and belief, the matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation as caused this CERTIFICATE OF CORRECTION to be signed in its name and on behalf of its Secretary and Vice President and attested by its Assistant Secretary as of the 23rd day of February 2026.

THE HARTFORD MUTUAL FUNDS II, INC.

/s/ Thomas R. Phillips

Thomas R. Phillips

Secretary and Vice President

ATTEST:

/s/ Lisa D. Zeises

Lisa D. Zeises

Assistant Secretary